Exhibit 99.1

The Bancorp, Inc. Announces Share Repurchase Plan

Wilmington, De – September 27, 2011 – The Bancorp, Inc. (the "Company") (NASDAQ: TBBK) Board of Directors has adopted a Share Repurchase Plan that authorizes the Company to purchase up to 750,000 shares of its common stock, representing approximately 2.5% of the Company's current total common shares outstanding. Under the plan, the Company may make purchases from time to time through open market or privately negotiated transactions. This plan may be modified or discontinued at any time.

About Bancorp, Inc.

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services both directly and through private-label affinity programs nationwide.  The Bancorp Bank’s regional community bank operations serve the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com